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                                   EXHIBIT 99


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NEWS RELEASE


                                  FOR:     SUN COAST INDUSTRIES, INC.

                                  CONTACT: R. CARTER PATE
                                           PRESIDENT
                                           CYNTHIA R. MORRIS
                                           CHIEF FINANCIAL OFFICER
                                           214/373-7864


FOR IMMEDIATE RELEASE

                 SUN COAST INDUSTRIES, INC. ADOPTS RIGHTS PLAN


     Dallas, Texas, June 8 1995 - The Board of Directors of Sun Coast Industries, Inc. (NYSE:SN) has adopted a stock purchase Rights Plan by declaring a dividend distribution of one Right to purchase a share of common stock for each outstanding share of Sun Coast common stock. The Company said the Rights Plan was not adopted in response to any possible offer to acquire the Company which management or the Board are aware.

     R. Carter Pate, President and Chief Executive Officer of Sun Coast, stated, "The Rights are designed to assure that all of Sun Coast's stockholders receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against partial tender offers, squeeze-outs, open market accumulations and other abusive tactics to gain control of Sun Coast without paying all stockholders a control premium. The Rights are intended to enable all of Sun Coast's stockholders to realize the long-term value of their investment in the Company. They will not prevent a takeover, but should encourage anyone seeking to acquire the Company to negotiate with the Board prior to attempting a takeover."

     The dividend distribution will be made on July 6, 1995, payable to stockholders of record on that date. The Rights will expire on July 6, 2005. The Rights distribution is not taxable to shareholders. A summary of the Rights Plan will be provided to Sun Coast shareholders shortly after the record date.

     Sun Coast Industries, Inc. manufactures a broad range of consumer-related plastic products in three areas: Plastic closures; break-resistant melamine tableware and dinnerware; and specialty melamine and urea resins.


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